Solstice NEWS RELEASE

Inquiries: Solstice Resorts, Inc., telephone 206.339.9221

DTLL Signs agreement with Dayton Development Partners LLC for New Casino Development and applies for Name Change to be effective August 24, 2007.

PETOSKEY, Mich., August 23, 2007 -- DTLL, Inc. ("DTLL") (OTCBB :DTLI.OB) today announced the signing of agreement with Dayton Development Partners LLC for the development of a New Casino Project located in Northern Nevada.

The agreement provides for formation of a new subsidiary of DTLL known as Dayton Development Partners LLC to build and manage a new Casino located in Northern Nevada. This agreement provides for the land acquisition to be fully funded by a group of minority partners of the newly formed subsidiary known as Dayton Development Partners LLC. The minority partners will have a 20% interest in the new Casino Project and DTLL will hold an 80% interest in the new project.

The project is planning and development will begin during the 4th quarter of 2007, with construction slated to begin in the second quarter of 2008. The Casino is planned to house 1000 slot machines and 12 gaming tables. In addition, the Casino will include an upscale Steakhouse, Café and Snack bar.

DTLL has also applied for a name change to Solstice Resorts Inc. This name change is part of the overall development of the organization and reflects the company's activities.

Dual Cooper, President of DTLL, Inc stated that: "The Solstice Management Team is very excited to be developing and operating a Casino in one of the fastest growing cities in Northern Nevada." He further stated: "I am equally excited at adding several additional Casino and Resort development projects to the DTLL portfolio over the next 12 months.

The development of the properties are subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, the actions of federal, state, or local governments and agencies. Solstice Resorts, Inc and DTLL may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond Solstice's or DTLL's control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

CONTACT: DTLL, Inc.
John Paulsen, Chairman
(206) 339-9221

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